UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                              FORM 5
      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported



1  Name and Address of Reporting Person
----------------------------------------------------------------------

   Chang Eng Ann

   37 Hume Ave #09-05, Singapore 598736


2  Issuer Name and Ticker or Trading Symbol
----------------------------------------------------------------------

    MyOffiz, Inc.

3  IRS or Social Security Number of Reporting Person (Voluntary)
----------------------------------------------------------------------



4  Statement for Month/Day/Year
----------------------------------------------------------------------

   December 31, 2002

5  If Amendment, Date of Original (Month/Day/Year)
----------------------------------------------------------------------

   N/A


6  Relationship of Reporting Person(s) to Issuer (Check all applicable)
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   [X]   Director                    [X]   10% Owner

   [X]   Officer (give title below)  [ ]   Other (Specify below)

         President
         --------------------------

7  Individual or Joint/Group Filing (Check applicable line)
----------------------------------------------------------------------

   [ ]  Form filed by One Reporting  [X]  Form filed by More than One
        Person                            Reporting Person


Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common                                         10/31/00                                             135,733      D

Common Stock                                   10/31/00                                           1,192,857      I





-PAGE-





Form 5 (continued)

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------







Explanation of Responses: Chang Eng Ann also serves as President to Catalyz
                          Investment Asia Pte Ltd, the Insitutional
                          Investor which holds 1,192,857
                          shares of MyOffiz, Inc.'s Common Stock, also reported on this Form 5.





                              /s/ Chang Eng Ann	         February 14, 2003
                              --------------------------------------------
                              Signature of Reporting          Date
                              Person